EXHIBIT 4.1


                                    AMENDMENT

          AMENDMENT, dated as of February 21, 2000, to the Share Purchase Rights Plan, dated as of January 28, 1999 (the "Rights Agreement"), by and between TRAVEL SERVICES INTERNATIONAL, INC., a Florida corporation (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY, a New York corporation (the "Rights Agent").


                              W I T N E S S E T H:


          WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

          WHEREAS, the Company wants to exempt Airtours plc, Blue Sea Florida Acquisition Inc. and their wholly-owned subsidiaries from the provisions of the Rights Agreement in connection with that certain Agreement and Plan of Merger, dated as of February 21, 2000, by and among Airtours plc, Blue Sea Florida Acquisition Inc. and the Company, as may be amended from time to time;

          WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time amend the Rights Agreement in accordance with the provisions of Section 26 thereof; and

          WHEREAS, all actions necessary to make this Amendment a valid agreement, enforceable according to its terms have been taken, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent;

          NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the Company and the Rights Agent agree as follows:

          1. (a) Amendment of Section 1(a). Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

          "Notwithstanding anything in this Agreement to the contrary, neither Airtours plc nor Blue Sea Florida Acquisition Inc. nor any of their Affiliates or Associates (as defined in the Rights Agreement) shall be deemed to be an Acquiring Person by virtue of (i) the approval, execution or delivery of the Agreement and Plan of Merger, dated as of February 21, 2000, by and among Airtours plc, Blue Sea Florida Acquisition Inc. and the Company, as may be amended from time to time (the "Merger Agreement") and the Stock Voting and Tender Agreement, dated as of February 21, 2000, by and among Airtours plc, Blue Sea Florida Acquisition Inc. and the individuals listed on Schedule 1 thereto, as may be amended from time to time (the "Voting and Tender Agreement"), (ii) the consummation of the Offer (as defined in the Merger Agreement), (iii) the consummation of the Merger (as defined in the Merger Agreement), (iv) the consummation of any of the other transactions contemplated in the Merger Agreement and the Voting and Tender Agreement, including, without limitation, the voting or tendering of shares pursuant the Voting and Tender Agreement, or
(v) the public announcement of any of the foregoing."

          (b) Amendment of Section 1(k). Section 1(k) of the Rights Agreement is amended to add the following sentence at the end thereof:

          "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of (i) the approval, execution or delivery of the Merger Agreement and the Voting and Tender Agreement, (ii) the consummation of the Offer, (iii) the consummation of the Merger, (iv) the consummation of any of the other transactions contemplated in the Merger Agreement and the Voting and Tender Agreement, including, without limitation, the voting or tendering of shares pursuant the Voting and Tender Agreement, or (v) the public announcement of any of the foregoing (the "Airtours Transactions")."

          (c) Amendment of Section 13. Section 13 of the Rights Agreement is amended to add the following sentence at the end thereof:

          "Notwithstanding any other provision of this Agreement, nothing herein shall preclude the consummation of the Airtours Transactions, and upon consummation of the Merger pursuant to, and in accordance with, the terms of the Merger Agreement, all Rights shall expire and be of no further force or effect."

          2. This Amendment shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

          3. Except as hereinabove expressly provided, all provisions of the Rights Agreement shall continue in full force and effect.

          4. This Amendment may be executed in one or more counterparts all of which shall be considered one and the same instrument and shall become effective as of the date hereof when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.



                                      * * *



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          IN WITNESS  WHEREOF,  the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.



                                      TRAVEL SERVICES INTERNATIONAL, INC.

                                      By: /s/ Suzanne B. Bell
                                         --------------------------------
                                         Name:  Suzanne B. Bell
                                         Title:  Senior Vice President, General
                                                   Counsel and Secretary




                                      AMERICAN STOCK TRANSFER & TRUST COMPANY

                                      By: /s/ Carolyn B. O'Neill
                                         --------------------------------
                                         Name:  Carolyn B. O'Neill
                                         Title:  Vice President